Exhibit 99.1

StoneMor Partners L.P. Announces Improved First Quarter 2009 Results

Levittown, PA, May 11, 2009 – StoneMor Partners L.P. (NASDAQ: STON) is pleased to announce increases in operating cash flows, distributable free cash flows, and adjusted operating profits for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 as shown in the table below:

	Three months ended March 31,
	2008	2009
	(In thousands)
Total revenues	$43,413	$42,598
Operating cash flow	(869)	3,210
Distributable free cash flow (a)	6,066	7,234
Adjusted operating profit (a)	8,681	9,905
Operating profit	3,733	3,577
Net income (loss)	$458	$(865)

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

While revenues declined slightly, this was primarily caused by a reduction in merchandise and services delivered during the three months ended March 31, 2009 as compared to the same period last year. The value of contracts written continued to increase, as quarter over quarter growth approached 7%.

The improvements in our operating measures demonstrate our success in executing our operating strategy of achieving growth through accretive acquisitions, improving upon these properties with our pre-need sales program, and installing and servicing the products we sell as soon as possible. The improvements are also reflective of the implementation of our 2009 Expense Reduction Initiative.

Revenues

Revenues decreased by $0.8 million, or 1.8%, to $42.6 million for the three months ended March 31, 2009, as compared to $43.4 million during the same period last year.

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

From a business perspective, we believe that the value of contracts written provides for an extremely important measure of economic value added during any period and is the production measure that we use internally to evaluate performance. We believe that it is critical that our unit-holders are provided with this information.

The following table reconciles total revenues to the value of funeral home revenues, cemetery contracts written plus interest income earned from pre-need installment contracts and investment income earned from trusts for the three months ended March 31, 2008 and 2009:

	Three months ended March 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2008	2009
	(In thousands)
Total cemetery revenues	$37,252	$36,330	$(923)	-2.5%
Total funeral home revenues	6,161	6,268	107	1.7%

Total revenues	43,413	42,598	(816)	-1.9%

Add:
Increase in deferred sales revenue	6,015	9,849	$3,834	63.7%
Increase (decrease) in deferred investment income	1,271	838	(433)	-34.0%

Total increase in deferred cemetery revenues	7,286	10,688	3,402	46.7%

Total value of funeral home revenues, cemetery contracts written, interest income and investment income earned	50,699	53,285	$2,586	5.1%

Components:
Pre need value of cemetery contracts written	21,056	23,105	$2,050	9.7%
At-need value of cemetery contracts written and other revenues	16,715	17,158	443	2.7%
Funeral home revenues	6,161	6,268	107	1.7%
Interest income earned	1,309	1,505	196	15.0%
Investment income earned on trust assets	5,458	5,249	(210)	-3.8%

Total	$50,699	$53,285	$2,586	5.1%

While cemetery revenues decreased by $1.0 million, or 2.7%, for the three months ended March 31, 2009 compared to 2008, the value of pre-need contracts written and the value of at-need contracts written and other cemetery revenues both increased. The actual value of pre-need contracts written increased by $2.1 million, or 9.7%, while the actual value of at-need contracts written and other revenues increased by $0.4 million, or 2.7% for the three months ended March 31, 2009 as compared to the same period last year. As noted in our year end press release, the softening of sales that we saw in late 2008 abated during the three months ended March 31, 2009. We are cautiously optimistic that this trend will continue throughout 2009.

The substantial buildup of deferred cemetery revenues that occurred during the three months ended March 31, 2009 ($10.7 million) will eventually be reflected in our income statement as we meet the criteria for revenue recognition in the future.

Funeral home revenues increased slightly (1.7%) during the three months ended March 31, 2009 as compared to the same period last year. During the first quarter of 2009, the overall death rate dropped as compared to the first quarter of 2008. Even with this drop in death rate, our overall funeral home revenues slightly increased for the quarter. During 2008, we implemented new product offerings, along with a small price increase, in our funeral homes, which accounts for the quarter-over-quarter improvement

Investment income from trusts declined slightly (3.8%) during the three months ended March 31, 2009 as compared to the same period last year. This was primarily caused by the reduction in pre-need products purchased during the quarter. Investment income is recognized as pre-need products are purchased.

Operating Cash Flow

Operating cash flows were $3.2 million during the three months ended March 31, 2009 as opposed to an operating cash deficit of $0.9 million during the same period last year.

The increase in operating cash flows is consistent with the increase in adjusted operating profit and is a reflection of the increase in the total value of contracts written.

The cash increase resulting from the change in deferred cemetery revenues less deferred selling and obtaining costs is a reflection of the increase in the total value of contracts written. Additionally, the smaller net cash outflow from the Company’s trust is a reflection of the policy of purchasing and storing the products we sell. This overall philosophy is what results in increased cash flow.

Distributable Free Cash Flow

We define Distributable Free Cash Flow as net cash provided by operating activities before changes in appropriate reserves, if any, less maintenance capital expenditures and other expenditures not related to normal operating activities, plus working capital borrowings to fund pre-need growth during the period presented. Distributable free cash flows increased by 19.3% during the three months ended March 31, 2009 as compared to the same period last year.

A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the three months ended March 31, 2008 and 2009 is presented below:

	Three months ended March 31,
	2008	2009
	(In thousands)
Net cash provided by (used in) operating activities	$(869)	$3,210
Maintenance capital expenditures	(679)	(376)
Working capital borrowings to fund pre-need growth	5,200	4,400
Annual expenses paid, less quarterly reserves	2,414	—

Distributable free cash flow (a)	$6,066	$7,234

Distributions paid during the period	$6,206	$6,813

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Annual expenses paid, less quarterly reserves as shown in the chart above reflects an attempt to normalize certain items where more than one quarter’s expense was included in the current quarter. We usually pay bonuses and taxes once a year and we have attempted to show the effect of these items on the quarterly cash flows. No bonuses were paid in the three months ended March 31, 2009.

Distributable Free Cash Flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Adjusted Operating Profit

We define adjusted operating profit as operating profit before the change in deferred revenues and deferred selling and obtaining costs (excluding adjustments to deferred revenues related to the mark to market adjustment of merchandise trust assets) less expenses related to acquisitions.

Adjusted operating profit provides for a production-based view of our business insomuch that the revenues relate to the value of contracts entered into and current revenue streams on our trust funds. This is the measure we use in evaluating our business. Operating profit (the GAAP financial measure shown in our financial statements) provides for a delivery-based view of our business insomuch that revenues are recognized as we deliver products and services to our customers.

As of January 1, 2009, we adopted Statement of Financial Accounting Standards 141 (R), “Business Combinations” (“SFAS 141 R”). Amongst other things, SFAS 141 R changed the rules related to acquisition costs (i.e. legal fees) so that these costs are expensed as incurred rather than capitalized as part of the cost of the acquisition.

At December 31, 2008, we had $1.4 million in accumulated costs that related to acquisitions that had not as of yet been completed. These costs were included in “Other current assets” on our balance sheet. SFAS 141 R required us to expense these costs upon our adoption of the standard. SFAS 141 R further provided us with the option of either restating prior year financial statements by allocating these amounts to the year in which they were incurred or recording all of these expenses in the first quarter of 2009.

We chose the option of recording all of the expenses in the first quarter of 2009. Accordingly, “Acquisition related costs” of $1.6 million included in our operating profit during the first quarter of 2009 includes $1.4 million of costs incurred and paid in prior years and $0.2 million of costs incurred in the first quarter of 2009.

We believe that adjusted operating profit provides an effective view of the economic value added in any given period.

The table below reconciles operating profit (the GAAP financial measure the company believes is most directly comparable to adjusted operating profit) to adjusted operating profit.

	Three months ended March 31,
	2008	2009
	(In thousands)
Operating profit	$3,733	$1,991
Acquisition related costs	—	1,586
Increase (decrease) in applicable deferred revenues (net of cost of goods sold)	6,507	8,847
(Increase) decrease in deferred selling and obtaining costs	(1,558)	(2,519)

Adjusted operating profit	$8,681	$9,905

Adjusted operating profit increased by $1.2 million, or 13.8%, to $9.9 million during the three months ended March 31, 2009, as compared to $8.7 million during the same period last year.

The increase in adjusted operating profit was primarily caused by a:

•	$1.7 million increase in the value of pre-need and at-need contracts written net of the associated cost of goods sold and selling expenses;

•	$0.2 million increase in interest income on pre-need sales contracts.

These positive developments were offset by a:

•	$0.3 increase in general and administrative expenses;

•	$0.3 increase in depreciation and amortization;

•	$0.2 million reduction in investment income earned on trust assets;

•	$0.1 million reduction in adjusted operating profit provided by funeral homes.

Adjusted Operating Profit is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Operating Profit

Operating profit decreased by $1,7 million, or 45.9%, to $2.0 million during the three months ended March 31, 2009 as compared to $3.7 million during the same period last year. The decrease was primarily related to the $1.6 million in acquisition related costs recorded during the first quarter of 2009 along with a $0.8 million decrease in revenues recognized offset by a $0.7 million decrease in other operating expenses.

The difference in operating profit and adjusted operating profit is caused by periodic changes in deferred revenues net of their associated deferred expenses. A substantial portion of our first quarter 2009 increases in the value of contracts written are still deferred and not as of yet recognized in operating profit. In time, these deferred revenues will be recognized in operating profit as we meet the revenue recognition criteria, which is generally the delivery of merchandise or performance of services.

Other Income (Expense)

We sold a single funeral home during the three months ended March 31, 2009. The gain on sale was approximately $0.5 million.

Net Income (Loss)

We recorded a net loss of $0.9 million during the three months ended March 31, 2009 as compared to net income of $0.5 million during the same period last year.

The decrease was primarily caused by the $1.4 million non-cash charge for previously capitalized acquisition related costs, $0.2 million in acquisition expenses incurred during the first quarter of the year offset by a $0.5 million gain on the sale of a funeral home, all of which are discussed above.

Backlog

At March 31, 2009 our backlog was $224.2 million. Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred revenue net of deferred revenue on unrealized investment gains or losses;

•	less deferred selling and obtaining costs.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

2009 Expense Reduction Initiative

In January of this year, we began an initiative that was designed to reduce our expense base by approximately $5.0 million.

Amongst the more material components of the initiative were the following:

•	reductions in personnel costs by implementing an employee furlough program;

•	reductions in various sales incentive programs;

•	reductions in various commissions and overrides;

•	reductions in advertising expenses;

•	reductions in certain corporate overhead items.

We realized some of the results of this initiative during the first quarter of 2009 as corporate overhead declined by $0.1 million and cemetery expenses declined by $0.1 million as compared to the same period last year. We would expect to see more substantial savings during the rest of the year as our initiatives take full effect.

Current Market Conditions and Economic Developments

The reduction in the value of contracts written during November and December of 2008 abated somewhat during the first quarter of 2009. This is reflected in the increase in the value of pre-need contracts written and at-need and other cemetery revenues during the three months ended March 31, 2009 as compared to the same period last year.

This trend improvement combined with the benefits we have seen and will continue to see from our expense reduction initiative leaves us cautiously optimistic about 2009.

Our overall business model is strong and is expected to remain strong. This business model is constructed so that revenues are generated from pre-need sales of cemetery merchandise and services as well as at-need sales of cemetery merchandise and services and funeral home merchandise and services.

We would expect that the sale of at-need cemetery merchandise and services and funeral home merchandise and services would be more resistant to an economic downturn. We do not believe the economic downturn would have any material effect on the sale of these items. These revenue streams accounted for 55.3% of total revenue for the three months ended March 31, 2009 as compared to 52.9% during the same period last year.

The trend improvement seen in the value of contracts written combined with the benefits we have seen and will continue to see from our expense reduction initiative and the resistance to economic downturns imbedded in a material portion of our revenue stream leaves us cautiously optimistic about 2009.

A critical issue for us has been the recent decline in the fair value of equity and (to a lesser degree) fixed maturity debt securities.

We have a substantial portfolio of invested assets in both our Merchandise Trust and the Perpetual Care Trust. Both trusts have a mix of cash and cash equivalents, fixed maturity debt securities and equity securities. Based on the nature of our business, we primarily invest these funds for income generation rather than for capital appreciation. As such, we are able to hold securities for long periods of time and our cash flow is generally not impacted by market fluctuations. Generally, all of the securities in our trust funds have paid their current distributions and have indicated their intention to continue to do so.

We have completed substantial evaluations of our invested assets and have determined that those assets that are other-than-temporarily impaired, and recorded as a reduction in deferred revenues on the balance sheet, do not represent a significant portion of our asset base.

Maturation of Debt

Our Series A Notes ($80 million in principal) mature and become due on September 20, 2009.

On April 30, 2009, we closed our refinancing, the principal of which was used to repay our Series A Notes, which were due to mature on September 20, 2009. These Series A Notes were paid in full on April 30, 2009 with the proceeds from the refinancing and the use of existing credit lines. The changes in the terms and conditions of the new facility as compared to the prior facility are described on Form 8-K filed with the SEC on May 6, 2009. Please refer to Part 1, Item 2 and Part 2, Item 1A in our Quarterly Report on Form 10 Q to be filed with the Securities and Exchange Commission on May 11, 2009 for additional information related to the Company’s credit facilities and the changes thereto.

Investors’ Conference Call

An investors’ conference call to review the 1st quarter 2009 results (which will be released before this call) will be held on Monday, May 11, 2009, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on May 25, 2009. The reservation number for the audio replay is as follows: 21422957. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 232 cemeteries and 59 funeral homes in 27 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://www.stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the company’s ability to repay or refinance its Series A notes due on September 20, 2009; the decline in the fair value of certain equity and debt securities held in the company’s trusts; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; the effect of the current economic downturn; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the our recent acquisitions; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	March 31, 2009
Assets
Current assets:
Cash and cash equivalents	$7,068	$10,407
Accounts receivable, net of allowance	33,090	35,390
Prepaid expenses	3,422	2,411
Other current assets	14,477	12,821

Total current assets	58,057	61,029
Long-term accounts receivable - net of allowance	42,309	44,442
Cemetery property	228,499	228,051
Property and equipment, net of accumulated depreciation	49,615	48,855
Merchandise trusts, restricted, at fair value	161,605	157,210
Perpetual care trusts, restricted, at fair value	152,797	146,987
Deferred financing costs - net of accumulated amortization	2,425	2,586
Deferred selling and obtaining costs	41,795	44,355
Deferred tax assets	138	138
Other assets	1,000	933

Total assets	$738,240	$734,586

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$25,702	$23,276
Accrued interest	659	651
Current portion, long-term debt	80,478	80,405

Total current liabilities	106,839	104,332
Other long-term liabilities	1,837	1,874
Long-term debt	80,456	88,789
Deferred cemetery revenues, net	193,017	196,706
Deferred tax liabilities	7,928	7,928
Merchandise liability	75,977	76,259
Perpetual care trust corpus	152,797	146,987

Total liabilities	618,851	622,875

Partners’ capital
General partner	2,271	2,040
Limited partners:
Common	111,052	104,932
Subordinated	6,066	4,739

Total partners’ capital	119,389	111,711

Total liabilities and partners’ capital	$738,240	$734,586

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2009.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended March 31,
	2008	2009
Revenues:
Cemetery
Merchandise	$20,953	$19,276
Services	9,234	9,238
Investment and other	7,065	7,816
Funeral home
Merchandise	2,389	2,609
Services	3,772	3,659

Total revenues	43,413	42,598

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,101	1,005
Merchandise	4,624	3,795
Cemetery expense	9,487	9,439
Selling expense	8,205	7,826
General and administrative expense	5,229	5,479
Corporate overhead (including $616 and $374 in unit-based compensation for the three months ended March 31, 2008 and 2009 respectively)	5,450	5,366
Depreciation and amortization	965	1,310
Funeral home expense
Merchandise	981	967
Services	2,221	2,406
Other	1,417	1,428
Acquisition related costs	—	1,586

Total cost and expenses	39,680	40,607

Operating profit	3,733	1,991
Gain on sale of funeral home	—	475
Interest expense	3,104	3,169

Income before income taxes	629	(703)
Income taxes
State	166	162
Federal	5	—

Total income taxes	171	162

Net income (loss)	$458	$(865)

General partner’s interest in net income (loss) for the period	$9	$(17)
Limited partners’ interest in net income (loss) for the period
Common	$328	$(697)
Subordinated	$121	$(151)
Net income (loss) per limited partner unit (basic and diluted)	$.04	$(.07)
Weighted average number of limited partners’ units outstanding (basic and diluted)	11,784	11,891

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2009.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	For the three months ended March 31,
	2008	2009
Operating activities:
Net income (loss)	$458	$(865)
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,960	1,184
Depreciation and amortization	965	1,310
Unit-based compensation	616	374
Previously capitalized acquisition costs	—	1,365
Gain on sale of funeral home	—	(475)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(5,199)	(5,670)
Allowance for doubtful accounts	1,179	1,237
Merchandise trust fund	(3,465)	(1,462)
Prepaid expenses	1,309	1,011
Other current assets	348	513
Other assets	(396)	65
Accounts payable and accrued and other liabilities	(3,518)	(2,771)
Deferred selling and obtaining costs	(1,628)	(2,560)
Deferred cemetery revenue	6,601	8,947
Deferred taxes (net)	—	—
Merchandise liability	(99)	1,228

Net cash provided by (used in) operating activities	(869)	3,210

Investing activities:
Cost associated with potential acquisitions	(495)	—
Additions to cemetery property	(530)	(1,031)
Purchase of subsidiaries, net of common units issued	(1,238)	—
Divestiture of funeral home	—	475
Additions of property and equipment	(1,635)	(376)

Net cash used in investing activities	(3,898)	(932)

Financing activities:
Cash distribution	(6,206)	(6,813)
Additional borrowings on long-term debt	5,650	8,815
Repayments of long-term debt	(182)	(556)
Cost of financing activities	—	(385)
General partner contribution	68	—

Net cash provided by (used in) financing activities	(670)	1,061

Net increase (decrease) in cash and cash equivalents	(5,437)	3,339
Cash and cash equivalents - Beginning of period	13,800	7,068

Cash and cash equivalents - End of period	$8,363	$10,407

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2,681	$3,177

Cash paid during the period for income taxes	$1,154	$280

Non-cash investing and financing activities
Issuance of limited partner units for cemetery acquisition	$500	$—

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2009.